Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACA CAPITAL HOLDINGS, INC.

ACA Capital Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST:           That the Board of Directors of ACA Capital Holdings, Inc. (the “Corporation”) duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable, and submitting them to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Section 4.7.5(b) of the Certificate of Incorporation be amended to delete the “or” at the end of subsection (ix), to delete the “.” at the end of subsection (x) and replace it with “; or”, and to add a new subsection (xi) to read as follows:

(x) issue any Common Stock under any stock option, restricted stock or equity incentive plan for employees of the Company or its subsidiaries other than the issuance of Common Stock upon the exercise of options.

FURTHER RESOLVED, that the Certificate of Incorporation be amended to change the conversion price for the Series B Senior Convertible Preferred Stock be deleting Section 4.7.6 (a)(i) of the Certificate of Incorporation in its entirety and inserting in lieu thereof the following:

The initial Conversion Price shall be equal to $62.29 per share of Common Stock.

SECOND:      That thereafter, the holders at least of a majority in voting power of the issued and outstanding shares of capital stock of the Corporation approved the amendment by written consent in accordance with Section 228 of the GCL.

THIRD:          That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the GCL.

IN WITNESS WHEREOF, ACA Capital Holdings, Inc. has caused this certificate to be signed by its authorized officer this 6th day of October, 2004.

ACA CAPITAL HOLDINGS, INC.

By:	/s/ Nora J. Dahlman
Name: Nora J. Dahlman
Title: General Counsel and Secretary